Ritter Pharmaceuticals Reports Financial Results for the Three and Nine Months Ended September 30, 2018 and Recent Progress

LOS ANGELES (November 9, 2018) – Ritter Pharmaceuticals, Inc. (Nasdaq: RTTR) (“Ritter Pharmaceuticals” or the “Company”), a developer of novel therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases with an initial focus on the development of RP-G28, a drug candidate with the potential to be the first FDA-approved treatment for lactose intolerance, today reports financial results for the three and nine months ended September 30, 2018.

Recent Corporate Highlights

●	Completed $6.0 million at-market private placement

o	Total cash on hand, including the net proceeds from this offering, expected to fund “Liberatus” Phase 3 clinical trial for RP-G28 for lactose intolerance through announcement of top-line data, anticipated in the second half of 2019

●	Achieved 100% activation of our targeted number of clinical sites

●	Enrollment proceeding at expected rates

●	Presented additional microbiome modulation data from our Phase 2 program at the American College of Gastroenterology Annual Scientific meeting

“Raising $6 million from a high-quality group of new and existing investors, including institutional investors, a key vendor and member of our board of directors, sends a clear vote of confidence in our Company,” said Andrew J. Ritter, chief executive officer of Ritter Pharmaceuticals. “With our first pivotal Phase 3 clinical trial for RP-G28, known as Liberatus, currently well underway, we are on track to report top-line data in the second half of 2019. We remain acutely focused on successfully completing the Liberatus trial and preparing to initiate our second pivotal Phase 3 clinical trial of RP-G28 as soon as possible following its completion.”

Financial Results

The Company’s net loss for the three and nine months ended September 30, 2018 was $4.6 million and $10.2 million, or $0.86 per share and $2.00 per share, respectively, compared to $2.0 million and $5.6 million, or $0.14 per share and $0.42 per share, for the same periods in 2017, respectively. Net loss for the three and nine months ended September 30, 2018, included non-cash, stock-based compensation expense of $171,000 and $562,000, respectively, compared to $203,000 and $546,000, for the same periods in 2017, respectively. As of September 30, 2018, the Company had cash and cash equivalents of approximately $12.5 million.

About Ritter Pharmaceuticals

Ritter Pharmaceuticals, Inc. (www.RitterPharma.com, @RitterPharma) develops novel therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. The Company’s lead product candidate, RP-G28, has the potential to become the first FDA-approved treatment for lactose intolerance, a condition that affects millions of people worldwide. RP-G28 is currently in Phase 3 clinical development with its first Phase 3 study current underway, known as “Liberatus”. For more information on Liberatus, or to participate in the study, please go to www.liberatusstudy.com. The Company is further exploring the therapeutic potential that gut microbiome changes may have on treating/preventing a variety of diseases including: gastrointestinal diseases, cancer, metabolic, and liver disease.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of Ritter Pharmaceuticals’ management, including statements regarding its completion of the Liberatus Phase 3 clinical trial and its initiation of a second pivotal Phase 3 pivotal clinical trial for RP-G28 in the treatment of lactose intolerance and other research and development initiatives of the Company. Any statements contained herein that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. Factors that could affect our actual results are included in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings that we make with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

Contacts
John Beck
310-203-1000
John@ritterpharma.com

RITTER PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Operating costs and expenses:
Research and development	$3,459,681	$915,268	$6,180,607	$2,121,898
Patent costs	59,068	47,431	170,418	175,794
General and administrative	1,144,750	1,052,236	3,957,545	3,367,781
Total operating costs and expenses	4,663,499	2,014,935	10,308,570	5,665,473

Operating loss	(4,663,499)	(2,014,935)	(10,308,570)	(5,665,473)

Other income:
Interest income	17,237	4,083	64,965	18,362
Total other income	17,237	4,083	64,965	18,362
Net loss	$(4,646,262)	$(2,010,852)	$(10,243,605)	$(5,647,111)

Net loss per common share – basic and diluted	$(0.86)	$(0.14)	$(2.00)	$(0.42)

Weighted average common shares outstanding – basic and diluted	5,373,769	14,756,521	5,129,351	13,443,007

RITTER PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

	September 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$12,496,576	$22,631,971
Prepaid expenses	465,784	167,400
Total current assets	12,962,360	22,799,371
Other assets	10,326	10,326
Property and equipment, net	21,624	23,873
Total Assets	$12,994,310	$22,833,570

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,130,479	$2,237,579
Accrued expenses	408,560	454,252
Other liabilities	14,396	15,757
Total current liabilities	2,553,435	2,707,588

Stockholders’ equity
Preferred stock, $0.001 par value; 15,000,000 shares authorized, 5,960 and 9,140 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	3,344,209	5,128,536
Common stock, $0.001 par value; 225,000,000 shares authorized, 5,734,639 and 4,940,652 shares issued and outstanding as of as of September 30, 2018 and December 31, 2017, respectively	5,735	4,941
Additional paid-in capital	70,665,970	68,323,939
Accumulated deficit	(63,575,039)	(53,331,434)
Total stockholders’ equity	10,440,875	20,125,982
Total Liabilities and Stockholders’ Equity	$12,994,310	$22,833,570